Exhibit 99
FORM 3 JOINT FILER INFORMATION

Name of “Reporting Persons”:	Argonaut Holdings LLC (“Argonaut”)
Argonaut Private Equity LLC

Address of “Reporting Persons”:	6733 South Yale
Tulsa, Oklahoma 74136

Designated Filer:	Argonaut Holdings LLC

Issuer and Ticker Symbol:	Veraz Networks, Inc. — VRAZ

Date of Event:	April 4, 2007
Each of the following is a Joint Filer with Argonaut and may be deemed to share indirect beneficial ownership in the securities set forth on the attached Form 3:
Argonaut is managed by Argonaut Private Equity LLC, a limited liability company which has sole voting and dispositive control over the shares.
All Reporting Persons disclaim beneficial ownership of shares of Argonaut Holdings LLC, except to the extent of their respective pecuniary interest therein. The filing of this statement shall not be deemed an admission that, for purposes of Section 16 of the Securities Exchange Act of 1934, or otherwise, any of the Reporting Persons are the beneficial owner of all of the equity securities covered by this statement.
Each of the Reporting Persons listed above has designated Argonaut Holdings LLC as its designated filer of Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder. Each Reporting Person has appointed Eric C. Schlezinger, Albert J. Wood and James F. Fulton, Jr., or any of them individually, as its attorney in fact for the purpose of making reports on Forms 3, 4 and 5 relating to transaction in Veraz Networks, Inc. Common Stock.

Argonaut Holdings LLC

By:	/s/ Jason Martin

Name:	Jason Martin

Title:	Managing Director

Argonaut Private Equity LLC

By:	/s/ Jason Martin

Name:	Jason Martin

Title:	Managing Director